Exhibit 99.3

Traws Pharma Announces Publication of Compelling Efficacy data in RDEB SCC Patients Treated with Legacy Oncology Drug Rigosertib

NEWTOWN, PA, June 3, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced the publication of key clinical efficacy data for rigosertib, a legacy Traws Pharma oncology asset for which development and commercialization partners are being actively sought, in patients with RDEB SCC. The paper, published in the British Journal of Dermatology1, details the first clinical trial of any experimental cancer therapeutic in this rare and complicated monogenic disease. The results indicated an overall response rate of 80%, with complete responses in 50% of evaluable patients.

“These data indicate that rigosertib is a potential treatment for cutaneous SCC in RDEB patients, where there is a substantial unmet need and no approved therapies. The aggressive course of this disease is inadequately addressed by current treatment regimens, which produce limited response rates of mostly short duration,” said Victor Moyo, MD, Chief Medical Officer Oncology, Traws Pharma.

“We are excited to report the compelling efficacy and tolerability profile of rigosertib in this devastating, difficult to treat disease, and thank the patients, sponsors and investigators for their commitment to this program,” commented Iain Dukes, MA, DPhil, Interim CEO, Traws Pharma. “Rigosertib is available for further development and commercialization, and we are committed to finding an appropriate partner to advance this important medicine to approval.”

About RDEB-associated SCC

RDEB is caused by insufficient expression of type VII collagen, which is responsible for anchoring the skin’s inner layer to its outer layer. This leads to extreme skin fragility as well as chronic blistering and wound formation with recurrent infections in RDEB patients, many of whom go on to develop metastatic squamous cell carcinoma driven by overexpression of polo-like kinase 1 (PLK-1). RDEB-associated SCC tumors show a highly aggressive and early metastasizing course that makes them the primary cause of death for these patients, with a cumulative risk of death of 70% and 78.7% by ages 45 and 55, respectively2,3. RDEB-associated SCC can appear in pediatric patients or in young adults. Currently available treatments such as targeted therapies and conventional chemo- and/or radiotherapy have demonstrated limited response rates and poor durability in RDEB-associated SCC2,4.

Abbreviations: RDEB SCC, Recessive Dystrophic Epidermolysis Bullosa Associated Locally Advanced or Metastatic Squamous Cell Carcinoma

References

1.	Martin Laimer, Andrew P South, Elisabeth Mayr, Sophie Kitzmueller, Lauren Banner, Michael Alexander, Linda Hosler, Henry Yang, Matthew Parris, Meena Arora, Georg Zimmermann, Gregor Schweighofer-Zwink, Johann W Bauer, Neda Nikbakht, Efficacy and Safety of Rigosertib in Patients with Recessive Dystrophic Epidermolysis Bullosa Associated Advanced/Metastatic Cutaneous Squamous Cell Carcinoma, British Journal of Dermatology, 2025;, ljaf205, https://doi.org/10.1093/bjd/ljaf205

2.	Mellerio et al. Br J Dermatol. 2016 Jan; 174(1):56-67. doi: 10.1111/bjd.14104.

3.	Fine et al. J Am Acad Dermatol. 2009 Feb; 60(2):203-11. doi: 10.1016/j.jaad.2008.09.035.

4.	Stratigos et al. Eur J Cancer. 2020 Mar;128:83-102. doi: 10.1016/j.ejca.2020.01.008.

About Rigosertib

Rigosertib is a small molecule kinase inhibitor (including PLK-1). The compound is being evaluated in a series of investigator sponsored studies including as a monotherapy for potential use in advanced squamous cell carcinoma complicating recessive dystrophic epidermolysis bullosa (RDEB-associated SCC) (NCT03786237, NCT04177498), using both oral and IV formulations. Rigosertib has also been evaluated in combination with other agents, including checkpoint inhibitors, for solid tumors including non-small cell lung cancer, and metastatic melanoma.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: bird flu and seasonal influenza, and COVID-19/Long COVID. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

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Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits and the regulatory plans for its rigosertib oncology program. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Traws’ ability to identify and enter into development and/or commercialization agreements with potential partners for its legacy rigosertib oncology program, the success and timing of Traws’ clinical trials, the efficacy of rigosertib as a treatment for cutaneous SCC in RDEB patients, market conditions, regulatory requirements, changes in government regulation, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle
LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com